                                                                    EXHIBIT 12.1


                                                                        HISTORICAL
                                         12/31/1996      12/31/1997     12/31/1998       12/31/1999     12/31/2000
                                                              (amts in 000's except ratios)
EARNINGS AS DEFINED IN
REGULATION S-K (1):

Pre-tax income from continuing
operations                                 25,142           1,669          28,139           5,909          36,606

Fixed charges                               3,328           5,394           6,454           7,152             374

Capitalized interest                          (89)         (1,292)         (3,242)         (1,845)             --
                                         -------------------------------------------------------------------------

EARNINGS                                   28,381           5,771          31,351          11,216          36,980

FIXED CHARGES AS DEFINED IN
REGULATION S-K (2):

Total interest expensed and
capitalized                                 2,793           4,726           5,770           6,632             374
Amortization of debt expense
and discount or premium                       535             668             684             520              --
                                         -------------------------------------------------------------------------

TOTAL FIXED CHARGES                         3,328           5,394           6,454           7,152             374

RATIO OF EARNINGS TO FIXED CHARGES           8.53            1.07            4.86            1.57           98.88
                                         =========================================================================

                                          PRO                                       PRO
                                         FORMA              HISTORICAL             FORMA
                                       12/31/2000     06/30/2000   06/30/2001     06/30/2001
                                                   (amts in 000's except ratios)
EARNINGS AS DEFINED IN
REGULATION S-K (1):

Pre-tax income from continuing
operations                                28,133        19,569         5,595         3,407

Fixed charges                             41,991           158        10,582        20,816

Capitalized interest                          --            --            --            --
                                          ------      -----------------------       ------

EARNINGS                                  70,124        19,727        16,177        24,223

FIXED CHARGES AS DEFINED IN
REGULATION S-K (2):

Total interest expensed and
capitalized                               39,444           158        10,003        19,516
Amortization of debt expense
and discount or premium                    2,547            --           579         1,300
                                          ------      -----------------------       ------

TOTAL FIXED CHARGES                       41,991           158        10,582        20,816

RATIO OF EARNINGS TO FIXED CHARGES          1.67        124.85          1.53          1.16
                                          ======      =======================       ======

(1) The term "earnings" shall be defined as pre-tax income from continuing operations plus the amount of fixed charges computed in (2) below, adjusted to exclude interest capitalized during the period.
(2) "Fixed charges" means the total of (a) interest, whether expensed or capitalized; and (b) amortization of debt expense and discount or premium related to any indebtedness, whether expensed or capitalized.